Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-226174 of our report dated August 17, 2018 relating to the financial statements of Amesite, Inc. which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Detroit, MI

September 6, 2018